Exhibit 99.1

For Immediate Release Symbol: POT
January 22, 2009
Listed: TSX, NYSE
PotashCorp Triples Earnings in Fifth Consecutive Record Year
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced record fourth-quarter earnings of $2.56 per share1 ($788.0 million), more than double the $1.16 per share ($376.8 million) earned in the same period last year. This represented our third-best quarter ever and pushed our 2008 earnings to $11.01 per share ($3.5 billion), more than triple the $3.40 per share ($1.1 billion) earned in 2007. This was PotashCorp’s fifth consecutive year of record earnings, reflecting the global need for fertilizer and, specifically, the increasing value of potash, our core nutrient.
Although the global economic crisis led to slower demand for all three nutrients and lower prices for phosphate and nitrogen, our potash operations drove fourth-quarter gross margin to $873.1 million, 63 percent above the $535.0 million generated in the same period last year. With all three nutrients achieving annual gross margin performance records, 2008 gross margin rose to $4.9 billion, a 161 percent increase over 2007’s $1.9 billion. Included in these results is $88.9 million in writedowns of year-end nitrogen and phosphate inventory values, which reduced earnings by $0.22 per share in the quarter. Earnings before interest, taxes, depreciation and amortization2 (EBITDA) grew to $955.8 million for the quarter (compared to $526.7 million in last year’s fourth quarter) and raised full-year EBITDA to $5.0 billion, $3.1 billion higher than that of 2007. Fourth-quarter cash flow from operating activities prior to working capital changes2 of $849.1 million was up from $431.9 million in the same period last year, raising the full-year total to $3.8 billion, compared to $1.5 billion in 2007.
Potash market conditions bolstered returns of our offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Israel Chemicals Ltd. (ICL) in Israel, which together contributed $105.8 million to other income in the fourth quarter and, along with our investment in Sinofert Holdings Limited (Sinofert) in China, $362.8 million for the year, almost triple the 2007 total. The market value of our investments in these publicly traded companies, as of market close on January 21, 2009, was $5.1 billion, which equates to approximately $16 per PotashCorp share.
“The unprecedented global economic challenges of the fourth quarter were a sharp contrast to the positive operating environment of the first three quarters of 2008,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Our success over the course of the year demonstrated the resilience and adaptability of our company, as well as the effectiveness of our strategies in rapidly changing conditions. Potash, our core nutrient, holds unique advantages that enable us to deliver strong performance, even in a very difficult economic climate.”
Market Conditions
The economic crisis accelerated in the fourth quarter of 2008, affecting nearly every industry including global agriculture. Even after record harvests drew large volumes of nutrients from soils, fertilizer distributors and farmers suspended purchases in the face of the uncertainty of world markets. We believe this was largely a psychological barrier, as the economics of food production and fertilizer use remain very attractive. Although crop prices declined substantially amidst a widespread market and commodity sell-off, they rebounded to supportive levels by the end of the quarter. However, restricted access to credit due to the timing of the global financial crisis created more than a psychological barrier for farmers in South America, reducing fertilizer application rates during their primary planting season. This could have significant implications for crop production in this key exporting region.
In the US, the combination of a late harvest and uncertain economic conditions caused a deferral of fertilizer purchases. Against a backdrop of falling raw material prices and growing inventories, nitrogen and phosphate producers around the world — looking to move product or acquire cash — lowered prices. These factors contributed to farmers delaying purchases in anticipation of even lower prices. This put additional pressure on fertilizer distributors who were left holding large quantities of higher-cost inventories and in no position to purchase normal seasonal volumes.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

Spot prices for nitrogen products fell sharply during the quarter. Demand for industrial nitrogen was severely impacted by the economic crisis, and with international nitrogen prices below cash production costs for many producers (including some in the US), significant worldwide capacity was shuttered by the end of the quarter. Solid phosphate fertilizers followed a similar pattern, with approximately 50 percent of world phosphate production reportedly curtailed by December 31.
Consistent with our long-held view, it was evident over the course of the quarter that the substantial lowering of prices in various key markets did not entice new demand or address farmers’ uncertainty about financial conditions.
In this environment, major spot markets for potash — North America, Brazil and Southeast Asia — were largely inactive while contract volumes continued to move to China and India at prices agreed upon in the first half of 2008. Potash inventories did not reach excessive levels due to inherently tight supply that had customers on allocation for much of 2007 and 2008, a labor strike at three of our facilities and widespread production curtailments throughout the industry in response to the global demand slowdown. During the fourth quarter, potash prices remained firm.
Potash
Fourth-quarter potash gross margin of $744.8 million was almost three times higher than the $256.4 million generated in the same quarter last year. Potash full-year gross margin was a record $3.1 billion, more than triple the $912.3 million generated in 2007.
Total realized fourth-quarter prices climbed to $625 per tonne, a 235 percent increase over fourth-quarter 2007 levels. The offshore realized price of $583 per tonne was 242 percent higher than in last year’s fourth quarter, and reflected a larger proportion of sales directed to contract markets with lower netbacks based on prices established earlier in the year. Fourth-quarter realized prices in the North American spot market reached $740 per tonne, up 246 percent from the same quarter last year and 32 percent from the trailing quarter, as a September 2008 price increase was realized.
Potash sales volumes of 1.4 million tonnes during the fourth quarter were 37 percent lower than in the same period last year and resulted in full-year 2008 potash volumes of 8.5 million tonnes, 9 percent below 2007 levels. Our offshore sales volumes of 1.1 million tonnes were down 27 percent compared to the same quarter last year, with full-year volumes of 5.6 million tonnes reflecting a 6 percent drop from 2007. During the quarter, Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers, shipped approximately 340,000 tonnes to China and 475,000 tonnes to India, the two largest contract markets. These totals were 45 percent lower and 107 percent higher, respectively, than shipments in the same quarter last year. Although spot market sales volumes declined abruptly in the fourth quarter of 2008 versus the same quarter last year, Brazil’s full-year volumes were only 3 percent lower than the previous year, reflecting the strength of spot market demand earlier in 2008. Our North American potash volumes were down 54 percent from last year’s fourth quarter, while full-year volumes of 3.0 million tonnes were 15 percent lower than 2007.
Potash cost of goods sold was approximately $33 per tonne higher quarter over quarter. This was primarily the result of increased royalties paid in Saskatchewan and New Brunswick, and strike and other labor costs that mainly resulted from work stoppages. A total of 24 mine shutdown weeks were taken in the quarter as a result of strikes at our Allan, Cory and Patience Lake facilities.
Nitrogen
Nitrogen contributed $17.9 million of gross margin in the fourth quarter, compared to $136.7 million in the fourth quarter of 2007. This reflected the rapid decline in volumes, along with a $36.0 million writedown of inventories produced with higher cost natural gas early in the quarter. Our Trinidad operation generated $11.4 million in fourth-quarter gross margin, while our US operations added $6.5 million. Despite the weak fourth quarter, the strong global demand and pricing environment drove full-year nitrogen gross margin to a record $737.4 million, compared to $536.1 million in 2007.
Market prices for nitrogen products fell dramatically over the quarter. However, with most of our fourth-quarter nitrogen volumes sold early in the quarter when prices were at their peak, realized prices for ammonia were 42 percent above the same quarter last year. Urea prices were flat compared to last year’s fourth quarter while prices for nitrogen solutions rose 78 percent quarter over quarter on early fourth-quarter business.
The international ammonia market weakened considerably during the fourth quarter as large-scale cutbacks were made to operating rates in the phosphate and industrial sectors, which account for a significant portion of global ammonia import demand. This led to sizable curtailments in ammonia export supply (including a portion of our Trinidad operation). Our ammonia sales volumes for the quarter fell 23 percent from the same period last year and full-year ammonia sales volumes dropped 16 percent compared to 2007. Urea sales volumes were 14 percent lower than last year’s fourth quarter and contributed to full-year volumes declining 11 percent from 2007 levels. Sales volumes for nitrogen solutions were down 59 percent from the fourth quarter of 2007, pushing full-year volumes 11 percent lower than in 2007.
Our total average natural gas cost in the fourth quarter, including our hedge, was $6.16 per MMBtu, a 40 percent increase from the same quarter last year.
Phosphate
Due to substantially lower sales volumes, fourth-quarter phosphate gross margin of $110.4 million was 22 percent below the $141.9 million of last year’s fourth quarter. However, our unique ability to allocate phosphoric acid feedstock to a broad range of higher-netback downstream products proved beneficial to us in the quarter’s difficult market conditions. Liquid fertilizers generated $92.9 million of quarterly phosphate gross margin, industrial products added $20.0 million and feed phosphate $18.2 million. With rapidly deteriorating market demand and prices, solid fertilizers incurred a loss of $21.8 million, inclusive of a writedown of $52.9 million of inventory on hand at year-end that was produced earlier in the quarter with high-cost sulfur and ammonia. Notwithstanding the slow fourth quarter, robust demand and prices in the first three quarters led full-year phosphate gross margin to a record $1.1 billion, compared to $432.8 million in 2007.
Higher-priced sales early in the quarter led to increases in quarter-over-quarter realized prices for liquid fertilizer (+220 percent), solid fertilizers (+145 percent), feed (+153 percent) and industrial products (+91 percent). By the end of the quarter, prices for all products were negatively affected by market conditions, including rapidly declining spot prices for raw material inputs. This weakening was especially evident in the solid fertilizer sector, demonstrating the importance of our diverse phosphate product mix.
Solid fertilizer sales volumes fell 81 percent from the fourth quarter of 2007, while liquid fertilizer sales volumes dropped 42 percent. Feed sales volumes declined 53 percent as the beef, pork and poultry industries continued to suffer and many feed mills remained shut down. Sales volumes for industrial products, traditionally a more stable area of the phosphate business, declined a comparatively small 17 percent from the same quarter last year.
Although spot market prices for sulfur and ammonia, both key inputs for phosphate production, fell dramatically during the quarter, we will not realize the full benefit of these reductions until these inputs are consumed in 2009.
Financial
With higher potash prices and profitability in our potash segment, fourth-quarter provincial mining and other taxes rose to $109.0 million, or 15 percent of total potash gross margin. This was a $68.9 million increase from the same quarter last year. For the year, these taxes reached $543.4 million or 18 percent of total potash gross margin, a $408.0 million increase over 2007. Our selling and administrative expenses were $24.8 million lower quarter over quarter due to reduced compensation accruals because of a lower average share price over the period. The weakening Canadian dollar resulted in the recognition of a primarily non-cash foreign exchange gain of $62.8 million. We incurred an additional $17.5 million charge in the fourth quarter (included in other income) related to further writedowns of investments in certain auction rate securities.
Additions to property, plant and equipment were $427.7 million in the fourth quarter, a 90 percent increase over the same quarter last year, with the majority of capital spending on potash debottlenecking and expansion projects at Patience Lake, Cory, New Brunswick and Rocanville and load-out expansions at Rocanville and Allan. We repurchased for cancellation approximately 7 million common shares for $453.5 million, using additional borrowings under our credit facilities.

Outlook
The duration and depth of the global economic crisis are impossible to predict, with governments, industries and individuals trying to understand and react to the current environment. This, however, does not alter the underlying fundamentals that drive long-term growth in demand for fertilizers. With world population now in excess of 6.7 billion and growing by 75 million people annually, the need to increase food production is real and immediate. In order to meet the growing necessity of sustaining and improving crop yields, proper fertilization is imperative. Successive record crops in both 2007 and 2008 did little to improve the global grain stocks-to-use ratio, which currently sits at 18.8 percent — substantially below historical levels. This concern was at the forefront early in 2008 as the potential for food shortages became evident. While attention shifted to financial issues in the second half of the year, potential food shortages remain a concern, and the problem could worsen as the economic crisis impacts farmers’ fertilizer buying patterns. This appears to be something other than an economic response, because crop prices continue to generate excellent returns for farmers. In the current environment, the payback on an appropriate fertilizer investment continues to be attractive, typically generating a return of $3 or more for every $1 invested. If farmers do not plant sufficient acreage or do not apply enough fertilizer — even for a single season — the impact on world food supply could be severe. Production decreases are already expected to occur in the exporting region of South America as a result of reduced fertilizer applications and drier weather. As farmers and dealers around the world return to more normal fertilizer purchasing practices in efforts to optimize yields and capitalize on the opportunity for strong returns, the potential exists for extremely tight supply/demand conditions.
In potash, growth in demand has exceeded increases in new supply, consuming all available potash production in recent years and leaving major markets short and on allocation through much of 2007 and 2008. While nitrogen and phosphate prices have fallen precipitously, the long-term underlying fundamentals for potash remain strong. The world’s ability to depend on continued brownfield expansions — additions of new capacity by debottlenecking or expanding existing sites — for significant new production is limited. However, the economic viability of a greenfield project depends in large part on a potash pricing environment that supports its development. A new potash facility carries financial challenges: the cost is measured in billions of dollars and the timeline for first production and any positive cash flow is at least five to seven years with subsequent lengthy ramp-up after construction completion. There are also significant qualitative issues such as the rarity of good deposits, difficulty in obtaining financing in the current credit environment, geological and geopolitical risks involved in this type of long-term project and the world’s limited amount of expertise and specialized equipment needed to successfully execute a potash project. Numerous mines have been damaged or destroyed by water inflow, an uninsurable hazard that can wash away investment capital. Despite increases, current potash prices still represent a challenge in justifying a greenfield investment.
This challenge underscores the importance and value of our Potash First strategy, as we believe the 6.2 million tonnes of brownfield operational capacity we are adding over the next four years is even more valuable today than when we announced the projects. Certain competitive potash projects in other regions have been delayed due to increased geopolitical risk and inability to secure financing. Our potash capacity expansions, which we have funded and expect to continue to fund through our strong cash flow, are progressing on schedule. We expect those at Lanigan and Patience Lake will be operational as demand returns. If for any reason demand does not materialize on the anticipated timelines, we will continue to follow our strategy of matching production to market demand to reduce volatility in our financial performance.
While we expect slow demand in all major potash markets early in 2009, the pace of sales should intensify in the second quarter. In North America, because farmers deferred fertilizer purchases in the fall when at least 40 percent of potash applications traditionally occur, we expect above-normal spring applications. This should draw inventories substantially lower by the end of the spring season and lead to considerable restocking of the system in the second half of the year.
Similarly, China produced a record crop in 2008, but was short on potash because of its late entry to the market last year. This creates a very strong agronomic need, as below-normal application rates for a second year could significantly affect yields. China entered 2009 without a contract in place and is not receiving any potash from Canpotex — a situation that could carry on through at least the first quarter. We expect China will require total imports of at least 7 million tonnes in 2009, substantially more than the 5.5 million tonnes imported in 2008. India’s contract extends to March 31, 2009 and its demand is expected to approximate 2008 levels.

In Brazil, the recent weakening of the real and the rise in soybean prices are positive for agricultural exports, but cannot correct the fertilizer applications missed during their spring planting season. Demand in this spot market is likely to be limited in the first quarter of 2009, although we expect Brazil to be largely de-stocked in the second quarter and back in the market near 2008 levels. Southeast Asian countries are now benefiting from an improvement in palm oil prices and are expected to maintain stable potash demand in 2009.
We expect 2009 gross margin for potash to be in the range of $4.5 billion to $5.5 billion, with total shipments flat to slightly below 2008 levels. With sales expected to be more heavily weighted to the last three quarters of the year, we are curtailing production from our 2009 operational capability early in the year by more than 2 million tonnes.
In nitrogen, ammonia demand is expected to remain soft due to economic conditions, with industrial demand likely to be slow at least through the first half. However, with substantial capacity offline and questions about natural gas reliability in some key producing regions, conditions could improve more quickly. For example, urea prices rose substantially in early January and, with the spring season approaching, could improve further. Until the market improves, we intend to operate our US plants at approximately 70 percent of capacity. Trinidad, with its lower-cost gas contracts, is expected to operate at full capacity for the foreseeable future.
Despite high levels of solid phosphate fertilizer inventories worldwide, phosphate rock prices have been in the $250-$290 per tonne range early in 2009, while phosphoric acid prices remain above $1,000 per tonne. We expect that the combination of significant capacity curtailments occurring around the world and strong underlying rock and acid prices will strengthen solid fertilizer markets once demand returns. Until then, we plan to curtail all production of finished phosphates at our White Springs facility through the first half of 2009, and will run Aurora at reduced rates through the first quarter.
We expect capital expenditures, excluding capitalized interest, to approximate $1.8 billion in 2009, of which $250 million will be sustaining capital. Depreciation and amortization expense is expected to be 8 percent higher than 2008 levels. We expect our consolidated reported income tax rate to be in the 27-29 percent range in 2009, with a projected current/future split of 95/5. Provincial mining and other taxes are forecast within a range of 16-20 percent of total potash gross margin, depending on potash price realizations, the Canadian/US exchange rate and the timing and amount of capital spending on potash projects in Saskatchewan. We expect other income to exceed 2008 levels by more than $100 million, while total selling and administrative expenses are forecast to be slightly above 2008 levels.
As it is difficult to predict performance in this environment, we currently estimate first-quarter net income will be in the range of $0.70-$1.00 per share, based on a $1.15 Canadian dollar relative to the US dollar. As we expect demand to return in major fertilizer markets in the second quarter, our full-year earnings are currently estimated to be in the range of $10.00-$12.00 per share, weighted heavily toward the second half, based on an average $1.10 exchange rate. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar typically impacts our foreign exchange line by approximately $9 million, or $0.02 per share on an after-tax basis, which is primarily a non-cash item.
Conclusion
“Our long-held strategies, especially in potash, have been tested through periods of demand fluctuation in the past and have proven effective in leading to long-term sustainable growth,” said Doyle. “With our focus on potash, the nutrient with the strongest fundamentals, we anticipate even greater opportunities ahead and will continue to build capacity to meet future growth in demand. The world needs to produce more per acre and, as global economic stability returns, we will be ready to meet the needs of our customers and deliver even stronger performance for our shareholders.”
Notes
1.	All references to per-share amounts pertain to diluted net income per share.

2.	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, second largest in nitrogen and third largest in phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements. These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the current global financial crisis and conditions and changes in credit markets; the results of negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2007 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this presentation and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Relations
Phone: (847) 849-4277	Phone: (306) 933-8849
Fax: (847) 849-4691	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, January 22, 2009 at 1:00 p.m. Eastern Time.
To join the call, dial (412) 317-6040 at least 10 minutes prior to the start time.
No reservation ID is required.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
Webcast participants can submit questions to management online from their audio player pop-up window.
This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	December 31,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$276.8	$719.5
Accounts receivable	1,189.9	596.2
Inventories	714.9	428.1
Prepaid expenses and other current assets	79.2	36.7
Current portion of derivative instrument assets	6.4	30.8

	2,267.2	1,811.3

Derivative instrument assets	11.5	104.2
Property, plant and equipment	4,812.2	3,887.4
Investments (Note 2)	2,750.7	3,581.5
Other assets	288.7	210.7
Intangible assets	21.5	24.5
Goodwill	97.0	97.0

	$10,248.8	$9,716.6

Liabilities
Current liabilities
Short-term debt	$1,323.9	$90.0
Accounts payable and accrued charges	1,183.6	911.5
Current portion of derivative instrument liabilities	108.1	0.2
Current portion of long-term debt	0.2	0.2

	2,615.8	1,001.9

Long-term debt	1,739.5	1,339.4
Derivative instrument liabilities	120.4	—
Future income tax liability	794.2	988.1
Accrued pension and other post-retirement benefits	253.4	244.8
Accrued environmental costs and asset retirement obligations	133.4	121.0
Other non-current liabilities and deferred credits	3.2	2.7

	5,659.9	3,697.9

Shareholders’ Equity
Share capital	1,402.5	1,461.3
Unlimited authorization of common shares without par value; issued and outstanding 295,200,987 and 316,411,209 at December 31, 2008 and December 31, 2007, respectively
Contributed surplus	126.2	98.9
Accumulated other comprehensive income	657.9	2,178.9
Retained earnings	2,402.3	2,279.6

	4,588.9	6,018.7

	$10,248.8	$9,716.6

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Sales (Note 6)	$1,870.6	$1,431.4	$9,446.5	$5,234.2
Less: Freight	37.7	91.3	324.9	346.1
Transportation and distribution	35.2	29.5	132.4	124.1
Cost of goods sold	924.6	775.6	4,081.8	2,882.8

Gross Margin	873.1	535.0	4,907.4	1,881.2

Selling and administrative	29.8	54.6	188.4	212.6
Provincial mining and other taxes	109.0	40.1	543.4	135.4
Foreign exchange (gain) loss	(62.8)	2.8	(126.0)	70.2
Other income (Note 9)	(78.3)	(14.2)	(333.5)	(125.5)

	(2.3)	83.3	272.3	292.7

Operating Income	875.4	451.7	4,635.1	1,588.5
Interest Expense	20.6	9.7	62.8	68.7

Income Before Income Taxes	854.8	442.0	4,572.3	1,519.8
Income Taxes (Note 4)	66.8	65.2	1,077.1	416.2

Net Income	$788.0	$376.8	3,495.2	1,103.6

Retained Earnings, Beginning of Year			2,279.6	1,286.4
Repurchase of Common Shares (Note 3)			(3,250.3)	—
Change in Accounting Policy			—	0.2
Dividends			(122.2)	(110.6)

Retained Earnings, End of Year			$2,402.3	$2,279.6

Net Income Per Share (Note 5)
Basic	$2.63	$1.19	$11.37	$3.50
Diluted	$2.56	$1.16	$11.01	$3.40

Dividends Per Share	$0.10	$0.10	$0.40	$0.35

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Operating Activities
Net income	$788.0	$376.8	$3,495.2	$1,103.6

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	80.4	75.0	327.5	291.3
Stock-based compensation	4.1	3.9	36.2	38.6
Loss (gain) on disposal of property, plant and equipment and long-term investments	1.2	2.3	(27.1)	7.9
Provision for auction rate securities	17.5	26.5	88.8	26.5
Foreign exchange on future income tax	(82.5)	4.9	(106.4)	52.4
Provision for future income tax	6.7	(0.2)	82.2	119.6
Undistributed earnings of equity investees	(32.9)	(18.0)	(166.7)	(35.6)
Loss (gain) on derivative instruments	67.1	(2.7)	48.7	(21.1)
Other long-term liabilities	(0.5)	(36.6)	2.3	(57.9)

Subtotal of adjustments	61.1	55.1	285.5	421.7

Changes in non-cash operating working capital
Accounts receivable	183.1	(14.7)	(593.7)	(154.6)
Inventories	36.1	8.7	(324.4)	60.3
Prepaid expenses and other current assets	10.4	5.7	(23.7)	7.0
Accounts payable and accrued charges	(315.4)	100.0	174.3	250.9

Subtotal of changes in non-cash operating working capital	(85.8)	99.7	(767.5)	163.6

Cash provided by operating activities	763.3	531.6	3,013.2	1,688.9

Investing Activities
Additions to property, plant and equipment	(427.7)	(225.6)	(1,198.3)	(607.2)
Purchase of long-term investments	(116.1)	—	(445.6)	(30.7)
Purchase of auction rate securities	—	—	—	(132.5)
Proceeds from disposal of property, plant and equipment and long-term investments	2.3	0.3	43.2	4.5
Other assets and intangible assets	(13.5)	(2.0)	(46.6)	7.8

Cash used in investing activities	(555.0)	(227.3)	(1,647.3)	(758.1)

Cash before financing activities	208.3	304.3	1,365.9	930.8

Financing Activities
Proceeds from (repayment of) long-term and short-term debt obligations	47.6	(0.6)	1,633.7	(470.0)
Dividends	(30.3)	(31.0)	(122.6)	(93.6)
Repurchase of common shares	(453.5)	—	(3,356.4)	—
Issuance of common shares	5.2	4.3	36.7	26.6

Cash used in financing activities	(431.0)	(27.3)	(1,808.6)	(537.0)

(Decrease) Increase in Cash and Cash Equivalents	(222.7)	277.0	(442.7)	393.8
Cash and Cash Equivalents, Beginning of Period	499.5	442.5	719.5	325.7

Cash and Cash Equivalents, End of Period	$276.8	$719.5	$276.8	$719.5

Cash and cash equivalents comprised of:
Cash	$29.9	$23.1	$29.9	$23.1
Short-term investments	246.9	696.4	246.9	696.4

	$276.8	$719.5	$276.8	$719.5

Supplemental cash flow disclosure
Interest paid	$31.4	$22.4	$82.8	$93.9
Income taxes paid	$74.2	$92.8	$669.9	$221.0

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Comprehensive (Loss) Income
(in millions of US dollars)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2008			December 31, 2008
	Before	Income	Net of Income	Before Income	Income	Net of Income
	Income Taxes	Taxes	Taxes	Taxes	Taxes	Taxes

Net income	$854.8	$66.8	$788.0	$4,572.3	$1,077.1	$3,495.2

Other comprehensive income (loss)
Net decrease in unrealized gains on available-for-sale securities (1)	(1,053.2)	(118.5)	(934.7)	(1,398.4)	(61.5)	(1,336.9)
Net losses on derivatives designated as cash flow hedges (2)	(182.0)	(76.2)	(105.8)	(266.8)	(100.8)	(166.0)
Reclassification to income of net losses (gains) on cash flow hedges (2)	7.4	1.1	6.3	(12.9)	(4.8)	(8.1)
Unrealized foreign exchange losses on translation of self-sustaining foreign operations	(7.7)	—	(7.7)	(10.0)	—	(10.0)

Other comprehensive loss	(1,235.5)	(193.6)	(1,041.9)	(1,688.1)	(167.1)	(1,521.0)

Comprehensive (loss) income	$(380.7)	$(126.8)	$(253.9)	$2,884.2	$910.0	$1,974.2

	Three Months Ended			Twelve Months Ended
	December 31, 2007			December 31, 2007
	Before	Income	Net of Income	Before Income	Income	Net of Income
	Income Taxes	Taxes	Taxes	Taxes	Taxes	Taxes

Net income	$442.0	$65.2	$376.8	$1,519.8	$416.2	$1,103.6

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities (1)	551.5	29.7	521.8	1,396.2	87.1	1,309.1
Net gains on derivatives designated as cash flow hedges (2)	35.5	10.2	25.3	49.4	14.8	34.6
Reclassification to income of net gains on cash flow hedges (2)	(18.0)	(4.2)	(13.8)	(57.8)	(17.3)	(40.5)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	0.8	—	0.8	6.7	—	6.7

Other comprehensive income	569.8	35.7	534.1	1,394.5	84.6	1,309.9

Comprehensive income	$1,011.8	$100.9	$910.9	$2,914.3	$500.8	$2,413.5

(1) Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited and investments in auction rate securities.
(2) Cash flow hedges are comprised of natural gas derivative instruments.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Accumulated Other Comprehensive Income (Loss)
(in millions of US dollars)
(unaudited)

			Unrealized
			foreign
			exchange
		Unrealized	gains
	Net unrealized	gains (losses)	(losses) on
	gains (losses)	on derivatives	self-
	on available-	designated as	sustaining
	for-sale	cash flow	foreign
(Net of related income taxes)	securities	hedges	operations	Total

Accumulated other comprehensive income, December 31, 2007	$2,098.7	$73.5	$6.7	$2,178.9
Decrease for the twelve months ended December 31, 2008	(1,336.9)	(174.1)	(10.0)	(1,521.0)

Accumulated other comprehensive income (loss), December 31, 2008	$761.8	$(100.6)	$(3.3)	$657.9

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.   Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these condensed consolidated financial statements are consistent with those used in the preparation of the 2007 annual consolidated financial statements, except as described below.
These condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2007 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information.
Inventories
In June 2007, the CICA issued Section 3031, “Inventories”, which replaces Section 3030 and harmonizes the Canadian standard related to inventories with International Financial Reporting Standards. This standard provides more extensive guidance on the determination of cost, including allocation of overhead; narrows the permitted cost formulas; restricts the classification of spare and replacement parts as inventory; requires impairment testing; and expands the disclosure requirements to increase transparency. This standard applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008.
This standard has been applied prospectively; accordingly comparative amounts for prior periods have not been restated. The adoption of this standard resulted in a reclassification of certain spare and replacement parts to property, plant and equipment. The effects of the adjustment were to decrease inventory by $21.5 at January 1, 2008 and increase property, plant and equipment in the same amount. Since there was no difference in the measurement of the assets, no adjustment to opening retained earnings was necessary.
2.   Investments
In January 2008, the company settled its forward purchase contract, which was denominated in Hong Kong dollars, to acquire an additional 194,290,175 shares of Sinofert Holdings Limited (“Sinofert”) for cash consideration of $173.7. A tax-exempt gain of $25.3 was recognized during 2008 as a result of the change in fair value of the contract from December 31, 2007 to the settlement date. During the year ended December 31, 2008, the company purchased an additional 191,620,000 shares of Sinofert for cash consideration of $145.3. Net of the ownership interest dilution that resulted from the issuance of shares of Sinofert, the acquisitions increased the company’s ownership interest in Sinofert to approximately 22 percent. Also, in October 2008, the company purchased an additional 14,288,605 shares of Israel Chemicals Ltd. for cash consideration of $116.4, which increased the company’s ownership interest to 11%.
Investments include auction rate securities that are classified as available-for-sale. The company has determined that the fair value of the auction rate securities was $17.2 at December 31, 2008 (face value $132.5), representing an impairment of $115.3 which was all considered to be other-than-temporary. This represents a decline in fair value of $17.5 and $38.8 for the three and twelve months ended December 31, 2008, respectively. For the three and twelve months ended December 31, 2008 net income was reduced by $17.5 and $88.8, respectively, and unrealized losses in accumulated other comprehensive income were reduced by $NIL and $50.0 in the same periods, respectively. The current financial credit crisis continues to cause these investments to be illiquid. The company is able to hold these investments until liquidity improves, but does not expect this to occur in the next 12 months.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
3.   Share Repurchase
On January 23, 2008, the Board of Directors of PCS authorized a share repurchase program of up to 15,820,000 common shares (approximately 5 percent of the company’s issued and outstanding common shares) through a normal course issuer bid. As of September 9, 2008, the company had repurchased the maximum allowable number of shares under the program. On September 11, 2008, the Board of Directors of PCS approved an increase in the share repurchase program of an additional 15,680,000 common shares (approximately 5 percent of the company’s issued and outstanding common shares). If considered advisable, shares may be repurchased from time to time on the open market through January 30, 2009 at prevailing market prices. The timing and amount of purchases, if any, under the program will be dependent upon the availability and alternative uses of capital, market conditions and other factors.
During the three months ended December 31, 2008, the company repurchased for cancellation 7,029,200 common shares under the program, at a cost of $453.5 and an average price per share of $64.51. The repurchase resulted in a reduction of share capital of $32.3, and the excess of cost over the average book value of the shares of $421.2 has been recorded as a reduction of retained earnings. During the twelve months ended December 31, 2008, a total of 22,849,200 shares were repurchased at a cost of $3,356.4 and an average price per share of $146.89, resulting in a reduction of share capital of $106.1 and a reduction in retained earnings of $3,250.3.
4.   Income Taxes
The company’s consolidated reported income tax rate for the three months ended December 31, 2008 was 8 percent (2007 — 15 percent) due to the cumulative adjustment for the reduction in the consolidated effective income tax rate. For the twelve months ended December 31, 2008, the reported income tax rate was 24 percent (2007 — 27 percent). For the three and twelve months ended December 31, 2008, the consolidated effective income tax rate was 25 percent (2007 — 30 percent). Items to note include the following:
•  A scheduled one and a half percentage point reduction in the Canadian federal income tax rate applicable to resource companies along with the elimination of the one percent surtax became effective at the beginning of 2008. In addition, there was a significant increase in permanent deductions in the US.
•  In the third quarter of 2008, a current income tax recovery of $29.1 was recorded that related to an increase in permanent deductions in the US from prior years. This is in addition to the future income tax recovery of $42.0 that was recorded in the first quarter of 2008.
•  Future income tax assets were written down by $11.0 during the second quarter of 2008.
•  The $25.3 gain that was recognized in the first quarter of 2008 as a result of the change in fair value of the forward purchase contract for shares in Sinofert was not taxable.
5.   Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended December 31, 2008 of 299,819,000 (2007 — 316,227,000). Basic net income per share for the year is calculated based on the weighted average shares issued and outstanding for the twelve months ended December 31, 2008 of 307,480,000 (2007 — 315,641,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended December 31, 2008 was 307,511,000 (2007 — 325,727,000) and for the twelve months ended December 31, 2008 was 317,438,000 (2007 — 324,308,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
6.   Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended December 31, 2008

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$932.2	$433.1	$505.3	$—	$1,870.6
Freight	15.7	10.1	11.9	—	37.7
Transportation and distribution	6.9	14.1	14.2	—	35.2
Net sales — third party	909.6	408.9	479.2	—
Cost of goods sold	164.8	391.0	368.8	—	924.6
Gross margin	744.8	17.9	110.4	—	873.1
Depreciation and amortization	16.3	26.0	36.1	2.0	80.4
Inter-segment sales	—	28.2	0.7	—	—

	Three Months Ended December 31, 2007

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$479.1	$463.1	$489.2	$—	$1,431.4
Freight	43.1	15.6	32.6	—	91.3
Transportation and distribution	8.2	12.5	8.8	—	29.5
Net sales — third party	427.8	435.0	447.8	—
Cost of goods sold	171.4	298.3	305.9	—	775.6
Gross margin	256.4	136.7	141.9	—	535.0
Depreciation and amortization	17.3	22.7	32.5	2.5	75.0
Inter-segment sales	—	28.2	—	—	—

	Twelve Months Ended December 31, 2008

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$4,068.1	$2,497.7	$2,880.7	$—	$9,446.5
Freight	167.3	56.5	101.1	—	324.9
Transportation and distribution	42.1	50.9	39.4	—	132.4
Net sales — third party	3,858.7	2,390.3	2,740.2	—
Cost of goods sold	803.2	1,652.9	1,625.7	—	4,081.8
Gross margin	3,055.5	737.4	1,114.5	—	4,907.4
Depreciation and amortization	82.0	97.1	140.5	7.9	327.5
Inter-segment sales	—	173.6	23.1	—	—

	Twelve Months Ended December 31, 2007

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,797.2	$1,799.9	$1,637.1	$—	$5,234.2
Freight	178.1	55.6	112.4	—	346.1
Transportation and distribution	39.1	51.6	33.4	—	124.1
Net sales — third party	1,580.0	1,692.7	1,491.3	—
Cost of goods sold	667.7	1,156.6	1,058.5	—	2,882.8
Gross margin	912.3	536.1	432.8	—	1,881.2
Depreciation and amortization	71.7	88.2	121.1	10.3	291.3
Inter-segment sales	—	112.3	1.9	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2008
(in millions of US dollars except share and per-share amounts)
(unaudited)
7.   Stock-Based Compensation
On May 8, 2008, the company’s shareholders approved the 2008 Performance Option Plan under which the company may, after February 20, 2008 and before January 1, 2009, issue options to acquire up to 1,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of December 31, 2008, options to purchase a total of 486,450 common shares have been granted under the plan. The weighted average fair value of options granted was $74.76 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.40
Expected volatility	34%
Risk-free interest rate	3.30%
Expected life of options	5.8 years
8.   Pension and Other Post-Retirement Expenses

Defined Benefit Pension Plans	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Service cost	$3.8	$3.8	$15.1	$15.3
Interest cost	9.9	9.2	39.9	36.5
Expected return on plan assets	(12.6)	(10.7)	(51.1)	(42.8)
Net amortization and change in valuation allowance	1.4	0.4	9.0	10.0

Net expense	$2.5	$2.7	$12.9	$19.0

Other Post-Retirement Plans	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Service cost	$1.4	$1.7	$5.7	$6.1
Interest cost	3.9	4.3	15.9	14.9
Net amortization	0.1	1.3	0.6	1.7

Net expense	$5.4	$7.3	$22.2	$22.7

For the three months ended December 31, 2008, the company contributed $8.8 to its defined benefit pension plans, $3.8 to its defined contribution pension plans and $2.4 to its other post-retirement plans. Contributions for the twelve months ended December 31, 2008 were $28.4 to its defined benefit pension plans, $19.8 to its defined contribution pension plans and $8.0 to its other post-retirement plans.
9.   Other Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Share of earnings of equity investees	$62.8	$18.0	$255.8	$76.2
Dividend income	43.0	10.6	107.0	58.1
Gain on forward purchase contract for shares in Sinofert (Note 2)	—	—	25.3	—
Other	(10.0)	12.1	34.2	17.7
Provision for auction rate securities (Note 2)	(17.5)	(26.5)	(88.8)	(26.5)

	$78.3	$14.2	$333.5	$125.5

Included in the Other category for the twelve months ended December 31, 2008, is a gain on sale of the assets of the company’s Brazilian phosphate feed plant and inland potash and feed warehouse in the amount of $21.4.
10.   Comparative Figures
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Potash Operating Data
Production (KCl Tonnes — thousands)	2,079	2,542	8,697	9,160
Shutdown weeks	23.6	1.1	49.9	18.7
Sales (tonnes — thousands)
Manufactured Product
North America	379	818	2,962	3,471
Offshore	1,058	1,452	5,585	5,929

Manufactured Product	1,437	2,270	8,547	9,400

Potash Net Sales
(US $ millions)
Sales	$932.2	$479.1	$4,068.1	$1,797.2
Less: Freight	15.7	43.1	167.3	178.1
Transportation and distribution	6.9	8.2	42.1	39.1

Net Sales	$909.6	$427.8	$3,858.7	$1,580.0

Manufactured Product
North America	$280.4	$174.9	$1,307.5	$656.9
Offshore	617.3	247.8	2,526.8	909.6
Other miscellaneous and purchased product	11.9	5.1	24.4	13.5

Net Sales	$909.6	$427.8	$3,858.7	$1,580.0

Potash Average Price per MT
North America	$740.48	$214.03	$441.38	$189.26
Offshore	$583.27	$170.63	$452.43	$153.41

Manufactured Product	$624.70	$186.26	$448.60	$166.65

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Nitrogen Operating Data
Production (N Tonnes — thousands)	617	704	2,780	2,986
Average Natural Gas Cost per MMBtu	$6.16	$4.41	$7.54	$4.30
Sales (tonnes — thousands)
Manufactured Product
Ammonia	395	510	1,794	2,132
Urea	279	325	1,186	1,333
Nitrogen solutions/Nitric acid/Ammonium nitrate	381	573	2,062	2,266

Manufactured Product	1,055	1,408	5,042	5,731

Fertilizer sales tonnes	353	523	1,794	2,054
Industrial/Feed sales tonnes	702	885	3,248	3,677

Manufactured Product	1,055	1,408	5,042	5,731

Nitrogen Net Sales
(US $ millions)
Sales	$433.1	$463.1	$2,497.7	$1,799.9
Less: Freight	10.1	15.6	56.5	55.6
Transportation and distribution	14.1	12.5	50.9	51.6

Net Sales	$408.9	$435.0	$2,390.3	$1,692.7

Manufactured Product
Ammonia	$176.4	$160.3	$999.5	$664.9
Urea	104.6	123.6	633.1	468.6
Nitrogen solutions/Nitric acid/Ammonium nitrate	108.3	114.1	577.9	438.1
Other miscellaneous and purchased product	19.6	37.0	179.8	121.1

Net Sales	$408.9	$435.0	$2,390.3	$1,692.7

Fertilizer net sales	$119.9	$164.3	$809.6	$620.7
Industrial/Feed net sales	269.4	233.7	1,400.9	950.9
Other miscellaneous and purchased product	19.6	37.0	179.8	121.1

Net Sales	$408.9	$435.0	$2,390.3	$1,692.7

Nitrogen Average Price per MT
Ammonia	$447.13	$314.19	$557.05	$311.84
Urea	$374.54	$380.41	$533.77	$351.64
Nitrogen solutions/Nitric acid/Ammonium nitrate	$283.95	$199.15	$280.34	$193.32

Manufactured Product	$368.95	$282.66	$438.43	$274.22

Fertilizer average price per MT	$339.39	$314.05	$451.19	$302.23
Industrial/Feed average price per MT	$383.83	$264.10	$431.37	$258.58

Manufactured Product	$368.95	$282.66	$438.43	$274.22

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	338	536	1,873	2,086
P2O5 Operating Rate	59%	94%	82%	91%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	173	296	893	983
Fertilizer — Solid phosphates	80	430	1,069	1,623
Feed	102	218	654	814
Industrial	157	190	706	731

Manufactured Product	512	1,134	3,322	4,151

Phosphate Net Sales
(US $ millions)
Sales	$505.3	$489.2	$2,880.7	$1,637.1
Less: Freight	11.9	32.6	101.1	112.4
Transportation and distribution	14.2	8.8	39.4	33.4

Net Sales	$479.2	$447.8	$2,740.2	$1,491.3

Manufactured Product
Fertilizer — Liquid phosphates	$175.7	$94.2	$734.6	$283.2
Fertilizer — Solid phosphates	83.1	183.0	996.8	607.5
Feed	96.8	81.5	492.9	272.7
Industrial	116.9	74.1	471.0	277.4
Other miscellaneous and purchased product	6.7	15.0	44.9	50.5

Net Sales	$479.2	$447.8	$2,740.2	$1,491.3

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$1,016.58	$317.82	$823.17	$288.13
Fertilizer — Solid phosphates	$1,041.79	$425.33	$932.44	$374.23
Feed	$948.20	$374.98	$753.90	$335.03
Industrial	$744.85	$389.32	$666.97	$379.46

Manufactured Product	$923.51	$381.56	$811.50	$347.08

Exchange Rate (Cdn$/US$)

			2008	2007

December 31			1.2246	0.9881
Fourth-quarter average conversion rate			1.1538	0.9892

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.   EBITDA AND ADJUSTED EBITDA
Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Net income	$788.0	$376.8	$3,495.2	$1,103.6
Income taxes	66.8	65.2	1,077.1	416.2
Interest expense	20.6	9.7	62.8	68.7
Depreciation and amortization	80.4	75.0	327.5	291.3

EBITDA	955.8	526.7	4,962.6	1,879.8
Provision for auction rate securities	17.5	26.5	88.8	26.5

Adjusted EBITDA	$973.3	$553.2	$5,051.4	$1,906.3

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, and impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.   CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Cash flow prior to working capital changes (1)	$849.1	$431.9	$3,780.7	$1,525.3

Changes in non-cash operating working capital
Accounts receivable	183.1	(14.7)	(593.7)	(154.6)
Inventories	36.1	8.7	(324.4)	60.3
Prepaid expenses and other current assets	10.4	5.7	(23.7)	7.0
Accounts payable and accrued charges	(315.4)	100.0	174.3	250.9

Changes in non-cash operating working capital	(85.8)	99.7	(767.5)	163.6

Cash provided by operating activities	$763.3	$531.6	$3,013.2	$1,688.9

Free cash flow (2)	$291.8	$204.3	$2,090.2	$895.2
Additions to property, plant and equipment	427.7	225.6	1,198.3	607.2
Purchase of long-term investments	116.1	—	445.6	30.7
Other assets and intangible assets	13.5	2.0	46.6	(7.8)
Changes in non-cash operating working capital	(85.8)	99.7	(767.5)	163.6

Cash provided by operating activities	$763.3	$531.6	$3,013.2	$1,688.9

(1)  The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
(2)  The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.